                                                                      Exhibit 99


(CNA SURETY LOGO)
FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331


                CNA SURETY ANNOUNCES SECOND QUARTER 2004 RESULTS

CHICAGO, AUGUST 2, 2004 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the second quarter of 2004 of $10.2 million, or $0.24 per share, compared to net income of $11.7 million, or $0.27 per share, for the same period in 2003. The decrease in net income reflects higher reinsurance costs and lower net realized investment gains, offset somewhat by higher net investment income.

"These solid financial results are the culmination of an exciting quarter at CNA Surety," commented John Welch, President and Chief Executive Officer. "We achieved a record level of gross written premium production, which was particularly encouraging as it followed on the heels of our field reorganization activities. We also increased our capital flexibility and strengthened statutory surplus at Western Surety Company to record levels."

For the quarter ended June 30, 2004, gross written premiums increased 5.8 percent to $103.1 million. Contract surety increased 3.8 percent to $61.4 million due to improved rates. Commercial surety increased 9.1 percent to $34.0 million due to continued strong volume growth in small commercial products. Ceded written premiums increased $2.8 million to $17.0 million for the second quarter of 2004 compared to the same period of last year. This increase reflects the higher gross written premiums and the Company's decision to purchase additional protection under its 2004 reinsurance program. Net written premiums increased 3.4 percent to $86.1 million.

For the quarter ended June 30, 2004, the loss, expense, and combined ratios were
27.5 percent, 63.6 percent and 91.1 percent, respectively, compared to 26.3 percent, 62.4 percent, and 88.7 percent, respectively, for the same period in 2003. The loss ratio for the second quarter of 2004 was impacted by a slight increase in current year provisions for incurred losses. The expense ratio was impacted by higher reinsurance costs.

Net investment income for the quarter ended June 30, 2004 was $7.5 million compared to $6.7 million during the second quarter of 2003 due to a significant increase in invested assets. The annualized pretax yields were 4.5% and 4.7% for the three months ended June 30, 2004 and 2003, respectively. Net realized investment gains were $0.1 million for the second quarter of 2004 compared to $1.1 million in the same period of 2003.

Net income for the six months ended June 30, 2004 was $16.6 million, or $0.39 per share, compared to $22.7 million, or $0.53 per share, in 2003. The decrease reflects higher underwriting expenses incurred in the first quarter of 2004 related to an accrual for policyholder dividends and severance costs related to the re-organization of the company's field office structure. These costs were offset by higher net earned premium and higher net investment income.

For the six months ended June 30, 2004, gross written premiums increased 5.2 percent to $198.9 million. Gross written premiums for contract surety increased
10.3 percent to $111.2 million. This increase was primarily due to improving rates on large contract bonds. Commercial surety premiums decreased 2.5 percent to $71.3 million as continued strong volume growth in small commercial products was more than offset by the results of ongoing efforts to reduce aggregate exposures to large commercial accounts. Ceded written premiums increased $14.8 million to $41.3 million for the first six months of 2004 compared to the same period last year primarily due to the timing of reinsurance premium payments, but it also reflects higher gross written premium and the Company's decision to purchase additional reinsurance protection. Net written premiums decreased 3.1 percent to $157.7 million.

For the six months ended June 30, 2004, the loss, expense, and combined ratios were 27.5 percent, 68.5 percent and 96.0 percent, respectively, compared to 26.2 percent, 62.3 percent, and 88.5 percent, respectively, for the same period in 2003. The expense ratio for the first six months of 2004 was negatively impacted by 4.3 percentage points due to the increase of the accrual for policyholder dividends and costs related to the initiative to simplify and streamline the field organization.

For the six months ended June 30, 2004, net investment income increased 8.1 percent to $14.4 million compared to $13.4 million for the same period in 2003. The increase reflects the impact of higher overall invested assets, offset by lower investment yields. The annualized pretax yields were 4.5% and 4.6% for the six months ended June 30, 2004 and 2003, respectively. Net realized investment gains were $2.3 million for the first six months of 2004 compared to $1.8 million in the same period of 2003.

As of June 30, 2004, stockholders' equity increased to $413.0 million or 0.7 percent from December 31, 2003. Combined statutory surplus totaled $228.9 million at June 30, 2004, resulting in a net written premium to statutory surplus ratio of 1.4 to 1.0.

During the quarter, the Company issued $30 million of long-term debt as a participant in two pooled offerings, and used the proceeds to pay down $10 million of existing debt and to contribute $20 million to its subsidiary, Western Surety Company. An additional $5 million debt repayment was made in the first quarter.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on August 3, 2004. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at: http://phx.corporate-ir.net/playerlink.zhtml?c=64019&s=wm&e=920613 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 pm Central time on August 3 until 12:00 pm on August 10th by dialing 800-839-6713, pass code 6501678 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


                                      # # #

-- Chart Follows--                     -3-

CNA SURETY CORPORATION
     Press Release Investor Data
     (Amounts in thousands, except per share data)


                                                              THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                    JUNE 30,                        JUNE 30,
                                                          -----------------------------   -----------------------------
                                                              2004             2003           2004             2003
                                                          -------------   -------------   -------------   -------------
OPERATING RESULTS:

Gross written premiums                                    $     103,064   $      97,446   $     198,943   $     189,117
                                                          =============   =============   =============   =============

Net written premiums                                      $      86,112   $      83,297   $     157,666   $     162,631
                                                          =============   =============   =============   =============

Revenues:
  Net earned premiums                                     $      77,153   $      76,846   $     152,350   $     148,052
  Net investment income                                           7,462           6,652          14,439          13,351
  Net realized investment gains                                      52           1,098           2,282           1,828
                                                          -------------   -------------   -------------   -------------
     Total revenues                                       $      84,667   $      84,596   $     169,071   $     163,231
                                                          -------------   -------------   -------------   -------------


Expenses:
  Net losses and loss adjustment expenses(1)                     21,208          20,235          41,839          38,841
  Net commissions, brokerage and
       other underwriting expenses                               49,069          47,940         104,381          92,236
  Interest expense                                                  506             455             848             808
                                                          -------------   -------------   -------------   -------------

     Total expenses                                              70,783          68,630         147,068         131,885
                                                          -------------   -------------   -------------   -------------

Income before income taxes                                       13,884          15,966          22,003          31,346

Income taxes                                                      3,699           4,283           5,444           8,674
                                                          -------------   -------------   -------------   -------------

NET INCOME                                                $      10,185   $      11,683   $      16,559   $      22,672
                                                          =============   =============   =============   =============

Basic earnings per common share                           $        0.24   $        0.27   $        0.39   $        0.53
                                                          =============   =============   =============   =============


Diluted earnings per common share                         $        0.24   $        0.27   $        0.38   $        0.53
                                                          =============   =============   =============   =============


Basic weighted average shares outstanding                        42,994          42,959          42,992          42,958
                                                          =============   =============   =============   =============

Diluted weighted average shares outstanding                      43,070          42,963          43,071          42,963
                                                          =============   =============   =============   =============



See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)

                                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                     JUNE 30,                         JUNE 30,
                                                          ------------------------------    ------------------------------
                                                               2004             2003             2004             2003
                                                          -------------    -------------    -------------    -------------
     UNDERWRITING RESULTS:

     Gross written premiums:
        Contract                                          $      61,410    $      59,165    $     111,197    $     100,788
        Commercial                                               33,998           31,160           71,329
                                                                                                                    73,175
        Fidelity and other                                        7,656            7,121           16,417           15,154
                                                          -------------    -------------    -------------    -------------
                                                          $     103,064    $      97,446    $     198,943    $     189,117
                                                          =============    =============    =============    =============
     Net written premiums:
       Contract                                           $      50,706           52,751    $      84,609    $      88,884
       Commercial                                                28,091           23,748           57,360           59,271
       Fidelity and other                                         7,315            6,798           15,697           14,476
                                                          -------------    -------------    -------------    -------------
                                                          $      86,112    $      83,297    $     157,666    $     162,631
                                                          =============    =============    =============    =============


     Net earned premiums                                  $      77,153    $      76,846    $     152,350    $     148,052
     Net losses and loss adjustment expenses (1)                 21,208           20,235           41,839           38,841
     Net commissions, brokerage and other
           underwriting expenses                                 49,069           47,940          104,381           92,236
                                                          -------------    -------------    -------------    -------------
     Underwriting income                                          6,876            8,671            6,130           16,975
     Net investment income                                        7,462            6,652           14,439           13,351
     Net realized investment gains                                   52            1,098            2,282            1,828
     Interest expense                                               506              455              848              808
                                                          -------------    -------------    -------------    -------------
     Income before income taxes                                  13,884           15,966           22,003           31,346
     Income taxes                                                 3,699            4,283            5,444            8,674
                                                          -------------    -------------    -------------    -------------
     NET INCOME                                           $      10,185    $      11,683    $      16,559    $      22,672
                                                          =============    =============    =============    =============

     Loss ratio (1)                                                27.5%            26.3%            27.5%            26.2%
     Expense ratio                                                 63.6             62.4             68.5             62.3
                                                          -------------    -------------    -------------    -------------

     Combined ratio (1)                                            91.1%            88.7%            96.0%            88.5%
                                                          =============    =============    =============    =============


See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                                THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                      JUNE 30,                       JUNE 30,
                                                          -----------------------------   -----------------------------
                                                              2004            2003            2004            2003
                                                          -------------   -------------   -------------   -------------
CASH FLOW DATA:

Net cash provided by (used in) operations                 $      16,433          14,439   $      59,323   $     (20,612)


                                                                                            JUNE 30,      December 31,
CONSOLIDATED BALANCE SHEET DATA:                                                              2004           2003
                                                                                          -------------   -------------
Invested assets and cash                                                                  $     705,757   $     654,072
Intangible assets, net                                                                          138,785         138,785
Total assets                                                                                  1,191,052       1,169,123

Insurance reserves                                                                              647,080         637,607
Debt                                                                                             65,855          50,418
Total stockholders' equity                                                                      412,992         410,141

Book value per share
                                                                                          $        9.61   $        9.54

Outstanding shares                                                                               42,995          42,980
                                                                                          =============   =============

----------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $283, or 0.4%, and an addition of $285, or 0.4%, for the three months ended June 30, 2004 and 2003, respectively, and a reduction of $570, or 0.4%, and an addition of $340, or 0.2%, for six months ended June 30, 2004 and 2003, respectively.